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Exhibit 10.15

Description of Compensation and Benefits for UAL Corporation Directors

        Cash Compensation of Non-employee Directors.    Effective upon the Company's emergence from bankruptcy, non-employee directors receive a $20,000 annual retainer, $1,000 per meeting attended, and $5,000 per year for chairing certain Board committees; provided, however, that each of the Chairs of the Audit Committee and the Lead Director receive $10,000 per year.

        Flight Benefits for Directors.    Generally, directors, their spouses and their dependent children are entitled to complimentary positive space travel on United Airlines and United Express for pleasure or UAL business travel, and will be reimbursed annually for the income tax liability incurred in using this privilege.

        Complimentary Cargo Carriage Policy for Directors.    After one year of service on the Board or, for employee directors, at least one year of employment with the Company, directors receive complimentary cargo carriage (excluding ground transportation) for personal goods on United Airlines, for up to 2,500 pounds per year, and are reimbursed for the related income tax liability.

        Stock Based Compensation of Non-employee Directors.    Under the UAL Corporation 2006 Director Equity Incentive Plan, non-employee directors may receive awards in the form of UAL common stock, restricted stock, stock options, stock appreciation rights and/or deferred stock units representing the right to receive UAL stock in the future. In addition, the Plan permits non-employee directors to elect, for tax purposes, to defer receipt of compensation through deferred stock units representing the right to receive UAL stock in the future.

        Directors' and Officers' Liability Insurance and Indemnification.    The Company has a policy which provides liability insurance for directors and officers of UAL and its subsidiaries. The Company also provides indemnification for directors as set forth in the Restated Certificate of Incorporation of UAL Corporation.

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  Exhibit 10.15